Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Coronado Global Resources Inc. (the “Company”) for the registration of common stock pertaining to the Coronado Global Resources Inc. 2018 Equity Incentive Plan and the Coronado Global Resources Inc. 2018 Non-Executive Director Plan, of our reports dated February 25, 2021 relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Ernst & Young

Ernst & Young

Brisbane, Australia

April 16, 2021